                         Aquila Gas Pipeline Corporation


                               File Number 1-12426


                                  Exhibit 10.35



               Employment Letter Agreement with F. Joseph Becraft
                            dated as of July 11, 1997

July 11, 1997



Joe Becraft
11834 Elmscourt
San Antonio, TX 78230

Dear Joe,

On behalf of Harvey Padewer and the Board of Directors of AQP, I am pleased to extend this revised offer to you to join AQP as President and Chief Executive Officer. This position is located in San Antonio and reports to Harvey Padewer of UtiliCorp Energy Group and to the Board of Directors of AQP. As President and CEO of AQP, you will be accountable for the public ownership of AQP, in addition to representing UtiliCorp's interest. You will also be invited to be a member of the AQP Board of Directors.

The key elements of your employment are summarized below:

o    Base Annual Salary:      $275,000


o You are eligible to participate in our short-term incentive plan with your individual target opportunity set at 45% of your base salary. The plan is uncapped, and will reward significantly above target for outstanding performance. This is contingent upon corporate achievements as well as personal achievement of performance levels to be discussed between you and Harvey Padewer. Your 1997 bonus participation and rewards are to be prorated based your start date.

     - With your award for 1997 performance you will have the option of purchasing UCU stock and receiving an additional incentive of 25% of that amount payable in 3-year restricted stock. This will assist you in reaching your ownership target.

o Ownership levels have been established to help all key managers identify with the interests of our shareholders. Your target is two (2) times your annual base salary to be reached over a 5-year period. Your target will be a composite of both UCU and AQP stock and includes stock held in your name in all programs (e.g. 401(k). ESCP, ESPP, personal stock, etc).

Joe Becraft
07/11/97
Page 2


o Non-Qualified stock option grant of 20,000 UCU shares with a one year vesting requirement. The exercise price of this grant will be established at the next UCU Board of Directors meeting in August.

o You are eligible to participate in our long-term incentive program which is designed to share and reward our long-term success and to encourage your continued participation with UEG and AQP. The long-term incentive program consists of the following components:

     o Performance Units. The performance units measure and reward for UEG's and AQP's success over individual three year cycles. The first cycle has been reduced to a two year cycle with the second cycle commencing the same year and will be a three year cycle. Your participation will be prorated from your date of hire. The metric is our planned level of EVA for the two and three year periods.

          - A new three year period begins each year, thus when fully implemented, there will be three cycles outstanding at any point in time. As a participant, you have a performance unit target award opportunity of $150,000 for each cycle. After EVA results against plan will determine your award, which can range up to 2 times your annual base salary. The first two cycles began on January 1, 1997. The first cycle concludes December 31, 1998; the second cycle concludes December 31, 1999.

     o AQP Stock Options. A grant of 25,000 Aquila Gas Pipeline stock options will be awarded, with strike price equal to the closing price of AQP's stock at the next Board of Director's meeting. The vesting schedule is as follows: 0% after one year; 25% after two years; 25% after three years; 50% after four years with full vesting in year 2000.

     o In addition, you will be granted 5,000 shares of AQP restricted stock, vesting after 2 years of employment.

o    Benefit programs

     o You will be eligible to participate in UtiliCorp's 401(k) Savings Plan and Employee Stock Purchase Plan the first of the month following date of hire. The 401(k) Plan has a dollar for dollar employer match up to 6% of your pretax and/or after-tax contributions. Employer contributions are made in UtiliCorp stock and vested over five years at 20% per year. You may make total contributions up to 12% of pay subject to IRS limitations.

Joe Becraft
07/11/97
Page 3

          o Supplemental Contributory Retirement Plan. This plan is a non-qualified supplement to the 401(k) plan for those who may exceed IRS limits on 401(k) contributions. This includes the excess 401(k) program on a pretax or after-tax basis up to 12% of base salary with the company match of $1 for $1 up to 6% of salary. You will again have the opportunity to enroll in this plan within 30 days of your date of hire.

          o Capital Accumulation Plan. This plan allows you to defer all or part of your base salary and all or part of your bonus, within certain guidelines. Investments choices include equity or a fixed income return equal to 130% of Moody's Corporate Bond Yield. Your decision to participate in the deferred compensation plan must be made within 30 days of your date of hire.

          o Executive life insurance which equals three times your base salary.

          o Executive long term disability, 60% of base salary with a maximum of $20,000 per month.

          o Medical/dental plan with an approximate $40.40 per month premium currently for single coverage, $79.60 per month premium currently for employee and 1 dependent, $118.80 (Humana HMO $133.21) for employee and 2 or more dependents.

o    Perquisite program and business tools.

          o Lump sum payment of $5,000 (net of taxes). This allowance is designed to provide flexibility in deciding for yourself how these dollars should be spent, keeping in mind that these dollars are to be used for the mutual benefit of our customers and our stockholders in attracting new business, and to the executive to assist in carrying out executive accountabilities.

          o Financial planning services. Up to $5,000 (net of taxes) maximum per year. You are responsible for selecting the financial planner.

          o Tax preparation services. Up to $300 (net of taxes) maximum per year. You are responsible for selecting the tax preparation firm.

          o Business tools. UtiliCorp will continue to provide tools to executives which are necessary for the executive to conduct business. The following items have been approved for you. Cellular phone (up to $360), personal computer and phone lines (up to $1,100).

          o Change of Control. You are eligible to participate in the Change In Control program which has been amended to include key individuals within UEG. In the event of a change in control and subsequent loss of your job, you will continue to be eligible for one and one half (1 1/2) times your annual salary. Should you accept the job the agreement will be forwarded to you.

Joe Becraft
07/11/97
Page 4


     o Eligible for four weeks vacation annually with 160 hours balance provision

     o The Employee Stock Purchase Plan allows you to purchase stock at a 15% discount up to 20% of your base salary in any calendar period up to a maximum of $25,000.

     o The company contributes 3% of your pay in the Employee Stock Contribution Plan, in corporate stock, vesting at 20% per year with 1,000 hours service.

     o In addition to the other conditions on your employment, this offer and your employment with AQP are contingent on the following.

               o You must be able to begin work for AQP, without restrictions, on or before August 1, 1997; and,

               o You must sign and return this offer letter to my attention on or before August 1, 1997. By signing this offer letter, you certify that you are not prohibited or restricted in any manner from working for AQP, due to any express or implied agreement with any other person or entity, including without limitation any confidentiality, non-competition, or non-solicitation agreement.

     This offer is contingent upon passing a pre-employment drug test which must be completed within 2 business days after accepting the position. Please contact Donna Gavin at (800) 941-6271 to arrange.

     This offer is also contingent upon a satisfactory background investigation which will be completed upon acceptance of this offer.

     It should be understood that all the preceding benefit plans are subject to change during the normal course of UtiliCorp-wide plan re-designs.

     If you decide to accept the offer of employment, please complete the Personal Data Form and employment application enclosed with this letter and return it along with your written confirmation.

     In order for UtiliCorp United to comply with the Immigration Reform and Control Act of 1986, you must provide documentation of your identity and legal eligibility for employment in the United States. You must bring this documentation with you on your first day of employment for your orientation. A complete list of acceptable documents is enclosed.

Joe Becraft
07/11/97
Page 5


After you have reviewed this offer please give me a call to discuss acceptance, work location and coordination of your announcement. Please sign to signify your acceptance and fax a signed copy to me at (816) 467-3520

Sincerely,




Leo Morton
Senior Vice President
Human Resources


cc:  Harvey Padewer
     Chuck Dempster
     Donna Gavin


LM/dg



_____ Offer Accepted                   _____ Offer Declined



-----------------------------------
Signature/Date